CONSTRUCTION LOAN AGREEMENT

This Construction Loan Agreement ("Agreement") is made and entered into effective as of May 4 , 2010, by and between THE BANK OF RIVER OAKS (the "Lender") and FIRST STREET HOSPITAL, L.P., a Texas limited partnership (the "Borrower").

RECITALS:

A.          Borrower has applied to Lender for a Loan to aid Borrower in the construction of certain Improvements on the Land (each hereinafter defined).

B.          Lender is willing to make the Loan upon the terms and subject to the conditions set forth in this Agreement.

AGREEMENT:

In consideration of the mutual covenants and agreements herein contained, Lender and Borrower agree as follows:

ARTICLE I
DEFINITIONS

1.1        Defined Terms. As used herein, the following terms shall have the respective meanings indicated:

A.
Approved Budget - A schedule prepared by Borrower in form and substance reasonably acceptable to Lender, as amended from time to time with Lender's approval, which approval shall not be unreasonably withheld Or delayed, shall reflect the cost of each item or category of work or material required to construct the Improvements, according to the Plans and the approximate dates on which Borrower expects to require advances for such costs and expenses.

B.	Architect - An architect or engineer acceptable to Lender.

C.	Business Day - Any day other than a Saturday, Sunday, or federal banking holiday upon which Lender is closed.

D.	Closing Date - The time of the execution and delivery of this Agreement by Borrower and Lender.

E.	Completion Date - On or before the expiration of 12 months from the date of this Agreement.

F.
Completion Deposit - An amount (if any) calculated by Lender to equal the difference between (i) the amount which Lender, in the exercise of its reasonable judgment, from time to time determines to be necessary (a) to pay all costs to be incurred in connection with the completion of the development of the Land and the construction, marketing, ownership, management, maintenance, operation and sale of the Improvements in accordance with this Agreement; (b) to pay all sums which may accrue under the Loan Documents prior to repayment of the Indebtedness, including without limiting the generality of the foregoing, interest on the Indebtedness; and (c) to enable Borrower to perform and satisfy all of the Obligations , and (ii) the funds then unadvanced by Lender to Borrower on the Note.

G.
Construction Contracts - The contracts between Borrower and any person or entity relating to the rendering of services or the furnishing of material in connection with construction of the Improvements.

H.	Construction Manager. The construction manager engaged by Borrower and approved by Lender, in its reasonable discretion, to assist in the construction of the Improvements.

Construction Manager Agreement The agreement between Borrower and the Construction Manager related to the oversight, management, and funds disbursement of the Project.

J.	Contractor - Any contractor engaged by Borrower and approved by Lender in its reasonable discretion to construct the Improvements or any part thereof.

K.
Deed of Trust - A Deed of Trust and Security Agreement in form and substance satisfactory to Lender covering the Land and Improvements, together with any and all personal property, equipment and fixtures of every kind and character, now or hereafter situated or placed on the Land, to be executed and delivered by FIRST STREET HOLDINGS, LTD., a Texas limited partnership, on the Closing Date to secure the Note.

L.	Financial Statement - The financial statements of Borrower and/or each Guarantor.

M.
Force Majeure Delays - Delays caused by events beyond the reasonable control of Borrower, including, without limitation, acts of God, strikes, non-availability of I abor or materials, acts of a public enemy, war, riot, terrorism, fire, storm, flood or explosion, but in no event shall the economic hardship of Borrower constitute an excusable delay.

N.
Governmental Authority - The United States, the State of Texas, and any municipal or county government, or other governmental unit, having or exercising jurisdiction over this Agreement, the Land or the parties hereto, together with any political subdivision Of any of the foregoing, and any agency, department, commission, board, bureau, or instrumentality or any of them which exercises jurisdiction over the Land or construction thereon.

0.
Governmental Requirements - Any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to Borrower, including, without limiting the generality ofthe foregoing, the ownership, use, construction, possession, operation, maintenance, alteration, repair or reconstruction thereof, (ii) any and all covenants, conditions and restrictions contained in any deed or other form of conveyance or in any other instrument of any nature that relate in any way or are applicable to the Land or the ownership, use or occupancy thereof, and (iii) Borrower's presently or subsequently effective governing documents.

P.	Guarantor - DAVID L. BLUMFIELD, M.D.,
MICHAEL CIARAVINO, M.D.,
RIVA LINDA COLLINS, M.D.,
E. LEON ETTER, II, M.D.,
ABDEL FUSTOK, M.D.,
KAARE KOLSTAD, M.D.,
STEFAN W. KRUE7FR,
MARC LABBE, M.D.,
PATRICK C. MCCULLOCH, M.D.,

RICHARD G. NIXON, M.D.,
FRANKLIN ROSE, M.D.,
ANTHONY ROTONDO,
TODD SIFF, M.D.,
DAVID E. TOMASZEK,
M.D., KEVIN VARNER, M.D., and
JACOBO VARON, M.D.

Q.	Improvements - The improvements described in the Plans.

R.
Indebtedness - The principal of, interest on and all other amounts, payments and premiums due under or secured by the Note, the Deed of Trust, and any and all other documents now or hereafter executed by Borrower or any other person or party in connection with the Loan evidenced by the Note.

S	Inspector - An architect, engineer, consultant, or entity, selected and retained by Lender at Borrower's expense.

T.	Land - The real property described on the attached Exhibit "A".

U.	Loan - The loan contemplated by this Agreement as evidenced by the Note, together with all funds advanced by Lender pursuant to any of the Loan Documents,

V.
Loan Documents - This Agreement, the Note, Deed of Trust, and any other instrument executed in connection with or as security for the payment of the Indebtedness and/or the performance of the Obligations.

W.
Note - The Promissory Note in a form and substance satisfactory to Lender, in the amount of $4,439,150.00, evidencing advances of the amounts contemplated by this Agreement, and all extensions, renewals, modifications, and substitutions thereof.

X.
Obligations - Any and all of the covenants, conditions, warranties, representations, and other obligations (other than to repay the Indebtedness) made or undertaken by Borrower, or any other person or party to Lender as set forth in the Loan Documents.

Y.
Plans - The final  plans, working drawings, and specifications for the construction of the Improvements on the Land, to be prepared by the Architect, and all amendments and modifications thereof approved by Lender, in the exercise of its reasonable judgment.

Z.	Project - The Land and contemplated Improvements.

AA.	Request for Advance - A certificate of Borrower in a form acceptable to Lender in the exercise of its reasonable judgment.

BB.	Title Insurance - A paid loan policy of title insurance, in form and substance reasonably satisfactory to Lender, in the aggregate amount of the Note covering Lender's lien on the Project.

1.2         Other Definitional Provisions. All terms defined in this Agreement shall have the above-defined meanings when used in the Note or any Loan Documents, unless the context therein shall otherwise require. Defined terms used herein in the singular shall import the plural and vice versa. The words "hereof', "herein", "hereunder" and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

ARTICLE II
COMMITMENT OF LENDER

2.1        Loan Commitment. Subject to the terms, provisions and conditions of this Agreement, Lender will make and Borrower will accept, the Loan in the aggregate amount of the Note, which will be dated the Closing Date or a date subsequent thereto and will be payable, bear interest, and otherwise be in form and substance acceptable to Lender. Lender will make advances on the Loan up to 80% of the "as completed" appraised value of the Project.

2.2        Amounts Advanced and Interest Thereon. Interest provided in the Note shall be calculated on sums actually advanced to or for the benefit of Borrower pursuant to the terms of this Agreement and only from the date or dates of such advances. Borrower's liability for payment of principal and interest provided in the Note shall be limited to principal amounts actually advanced to or for the benefit of Borrower pursuant to this Agreement and interest on such amounts calculated as stated above.

2.3        Included Costs. The cost of construction of the Improvements shall be deemed to include each of the items shown in the Approved Budget, including, without limitation, the cost of site improvements, amounts paid to the Construction Manager or a Contractor to construct the Improvements, interest on the Loan, reasonable professional fees (architectural, engineering, legal, and consulting), taxes on the Land and Improvements, bonds, insurance, survey, Title Insurance, appraisal, recording costs, and closing costs.

2.4        Terms for Advances Under the Note.

A.
Advancement for Work Completed. The funds evidenced by the Note will be advanced subject to the provisions of Article VD below during the course of the construction of the Improvements and shall be advanced after work has commenced. Borrower will submit a Request for Advance a reasonable time before the date upon which an advance is desired, certified by the Architect (if any) and approved by the Inspector (if any). The Request for Advance shall contain such information as Lender may reasonably request. Unless otherwise agreed, Lender will make no more than I advance each 30 days.

B.
Response to Request for Advance. Within 5 Business Days of Lender's receipt of a Request for Advance, Lender shall, in its reasonable discretion, either fund the amount requested, or such portion thereof, if any, as Lender deems appropriate. Lender shall promptly notify Borrower of its decision not to fund by telephone, to be confirmed in writing, and shall state the reason for such denial.

C.
Disbursement of Advances. All advances by Lender to Borrower may be made by (i) check payable to Borrower, (ii) deposit into an account at Lender established for such purpose, or (iii) joint check payable to Borrower and the party entitled to the proceeds thereof if requested by Borrower or following an Event of Default (as defined below), or (iv) directly to the party or parties entitled to the proceeds thereof.

D.
Materials Included in Request for Advance. Borrower shall be permitted to include the cost of the following materials in a Request for Advance: (a) materials that have been delivered to Borrower, Construction Manager, or a Contractor and incorporated into the Improvements, and (b) materials delivered to Borrower, Construction Manager, or a Contractor and stored on the Land, if such materials (i) are stored in a secured (fenced) area that is reasonably protected from theft, vandalism and other casualty, and (ii) are reasonably required for immediately upcoming phases of construction or are reasonably required to insure no interruption of the construction schedule and are reasonable in quantity. The cost of other materials (not meeting the foregoing requirements) may, at Lender's sole option, be included in a Request for

Advance if such materials are adequately identified by Borrower and assurances are furnished satisfactory to Lender that the security interests created by the Loan Documents has attached and has been perfected as to such materials and there is no other security interests relating to such materials.

E.
Excess Costs and Contingencies. In no event shall Lender be required to make any advance for any item in excess of the amount budgeted for such item in the Approved Budget, except as otherwise provided in Section 4.23. Advances for contingencies in the Approved Budget shall be made with the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed, following a written request therefor by Borrower with supporting documentation reasonably required and acceptable to Lender.

F.
Unadvanced Proceeds. At no time prior to the final advance shall the unadvanced Loan proceeds, plus the Completion Deposit (if any), be less than the greater of (i) the Retainage (as defined below), or (n) an amount equal to the aggregate of the costs of completing all uncompleted work called for by the Plans, plus the cost of work for which payment is deferred. Wherever such costs, in the reasonable opinion of Lender, exceed the total of the unadvanced Loan proceeds, Borrower will, at the election of Lender (x) within 10 days of notice of such fact, deposit with Lender the Completion Deposit, or (y) pay such excess to the satisfaction of Lender prior to a further advancement of proceeds by Lender.

G.	Advancement After Completion Date. Lender shall not be obligated to advance any sums after the Completion Date.

H.
Consent of Governmental Authority. Lender shall not be obligated to advance any sums until Borrower has secured certificates evidencing the consent of all Governmental Authority and compliance with all Governmental Requirements to construct the Improvements, including, without limitation, the building permit, to the extent required for construction of the Improvements.

1.	Final Advance. The final advance shall be made after completion of the Improvements, in such amount that the sum of all advances by Lender shall equal the lesser of the Approved Budget or the Note.

2.5        Compliance of P lans. Borrower assumes full responsibility for the compliance of the Plans with Governmental Requirements and with sound architectural practice, and, notwithstanding any approval by Lender of the Plans, Lender shall have no responsibility therefor. Lender has no liability or obligation whatsoever in connection with the Improvements or the construction or completion thereof or work performed thereon, and has no obligation except to advance the Loan proceeds as herein agreed. Lender is not obligated to inspect the Improvements, nor is Lender liable for the performance or default of any contractor or subcontractor, or any failure to construct, complete, protect or insure the Improvements, or for the payment of any costs or expenses incurred in connection therewith, or for the performance or non-performance of any obligation of Borrower. Nothing in this Agreement, the Note or any of Loan Documents, including without limitation, any disbursements hereunder or the deposit or acceptance of any document or instrument, shall be construed as a representation of warranty, express or implied, on Lender's part.

2.6        Commitment Fee. Lender shall be entitled to a commitment fee in the amount of $22,195.75. The commitment fee is in addition to all principal, interest, attorney's fees, and other amounts which may become due from Borrower to Lender on and in connection with the Loan.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Until the Loan and all other obligations and liabilities of Borrower under this Agreement and the other Loan Documents are fully paid and satisfied, Borrower represents and warrants that;

3.1         Existence. Borrower is duly organized, validly existing and in good standing under the laws of the state of its formation, and all other states where it is doing business, and has all requisite power and authority to execute and deliver this Agreement and the other Loan Documents.

3.2         Authorization. The execution, delivery, and performance of this Agreement and all of the other Loan Documents have been duly authorized by all necessary action, and constitute legal, valid, and binding obligations, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency, or similar laws of general application relating to the enforcement of creditors' rights and except to the extent specific remedies may generally be limited by equitable principles.

3.3         Authority. The execution, delivery, and performance of this Agreement and the other Loan Documents, and the consummation of the transactions contemplated by the Loan Documents, do not (a) conflict with, result in a violation of, or constitute a default under (i) any provision of Borrower's governing documents, or any other agreement or instrument, or (ii) any law, governmental regulation, court decree, or order, or (b) require the consent, approval, or authorization of any third party.

14         Authority of Borrower. Borrower is duly authorized and empowered to create and issue the Note and to execute and deliver the other Loan Documents to which Borrower is a party. All action on Borrower's part requisite for the creation, issuance, execution and delivery of the Note, this Agreement and such other instrument has been duly and effectively taken. Borrower is duly organized and validly existing under the laws of the state of its formation, and has the power and authority to carry on its business as presently conducted and to enter into and perform its obligations under the Loan Documents.

3.5         Plans. The Plans are satisfactory to Borrower and to the extent required by applicable law or any effective restrictive covenant have been approved by all Governmental Authority and the beneficiary of any such covenant. No violation of any Governmental Requirement exists with respect to the Land, and the anticipated use thereof complies with applicable zoning ordinances, regulations and restrictive covenants affecting the Land and all Governmental Requirements for such use have been satisfied.

3.6         Financial Statements. The Financial Statements previously delivered to Lender are true and correct in all material respects, have been prepared in accordance with generally accepted accounting principles consistently followed, and fairly present the financial condition of the subjects thereof as of the dates thereof and no materially adverse change has occurred in the financial condition reflected therein since the dates thereof.

3.7         Pending Actions, Suits, Proceedings or Transactions. There are no actions, suits or proceedings pending, or to the knowledge of Borrower Threatened, against or affecting Borrower or the Land, or involving the validity or enforceability of the Loan Documents or the priority of the liens created thereby, at law or in equity, or before or by any Governmental Authority except actions, suits and proceedings fully covered by insurance or which, if adversely determined, would not substantially impair the ability of Borrower to complete construction of the Improvements by the Completion Date and cause to be paid when due any amounts which may become payable in respect to the Note. To Borrower's knowledge, it is not in default with respect to any order, writ, injunction, decree or demand of any court or any Governmental Authority. The consummation of the transactions hereby contemplated and the execution, delivery and performance of the Loan Documents will not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, bank loan or credit agreement, partnership agreement or other instrument to which Borrower is a party or by which it may be bound or affected.

3.8         Utility Services and Rights-of-Way. All utility services necessary for the construction of the Improvements and the operation thereof for their intended purpose are available at the boundaries of the Land (or will be prior to completion of the construction of the Improvements), including water supply, storm and sanitary sewer facilities, gas, electric, and telephone facilities. The Land has (or will have prior to completion of the construction of the Improvements) adequate rights of access to public streets and roads and all roads necessary for the intended use of the Land have either: (i) been completed, or (ii) the necessary rights-of-way therefor have been acquired by the appropriate Governmental Authority to have been dedicated to public use and accepted by such Governmental Authority, and all necessary steps have been taken by Borrower and such Governmental Authority to assure the complete construction and installation thereof.

3.9         No Contracts Borrower has made no verbal or written contract or arrangement of any kind, the performance of which by the other party thereto would give rise to a lien on the Land or Improvements of equal or greater priority than the liens created under the Deed of Trust; provided that this covenant shall not be applicable if Borrower shall have previously disclosed to Lender in writing any contract or arrangement affecting or potentially affecting such lien and if Lender shall have indicated in writing its approval of such disclosure.

3.10       Approved Budget. Borrower has furnished to Lender the Approved Budget, which budget was used by Borrower and Lender in negotiating the charges for the Loan and the services of Lender to Borrower in connection with the Loan.

3.11       Tax Returns. All federal, state and local tax reports and returns, if any, required by any law or regulation filed by Borrower and all taxes, duties and charges, if any, indicated due on the basis of such returns and reports duly paid, except those being contested in good faith by appropriate proceeding, in which Borrower has made adequate provision for the payment thereof, and the assessment of any material amount of additional taxes in excess of those paid and reported is not reasonably expected.

3.12       No Lien Arising From Prior Work. No land clearing, site preparation, or construction has commenced on the Land, nor has any material been delivered to the Land prior to the recording of the Deed of Trust.

ARTICLE IV
COVENANTS

Until the Loan and all other obligations and liabilities of Borrower under this Agreement and the other Loan Documents are fully paid and satisfied, Borrower covenants and agrees with Lender as follows:

4.1         Non-Conveyance. The Land will not be conveyed or encumbered in any way without the consent of Lender.

4.2         Entry Upon Land. Lender, Inspector, or their representatives, will be permitted during normal business hours upon reasonable prior notice to Borrower (unless an Event of Default exists in which case no notice shall be required) to enter upon the Land, inspect the Improvements and all materials to be used in the construction thereof and to examine all detailed plans and shop drawings which are or may be kept at the construction site.

4.3         Costs and Expenses. All reasonable costs and expenses required to satisfy the conditions of this Agreement will be paid by Borrower. Without limitation of the generality of the foregoing, Borrower will pay all of the following:

A.         All taxes and recording expenses, including stamp taxes, if any.

B.          The reasonable fees and expenses of the Inspector (if any), but not more than I inspection per month unless an Event of Default exists.

C.	The fees and commissions, if any, lawfully due to brokers in connection with this transaction.

D.	The reasonable fees and expenses of counsel for Lender in connection with this Agreement and all transactions pursuant hereto.

E.          The Commitment Fee, if any, specified in Article II hereof.

4.4        Construction of the Improvements. Borrower will cause the construction of the Improvements to be commenced within a reasonable period following the recording of the Deed of Trust and prosecuted with diligence and continuity and will complete the same in accordance with the Plans on or before the Completion Date, free and clear of liens, or claims for liens, for materials supplied and for labor or services performed in connection with the construction of the Improvements.

4.5        Correction of Structural Defects, Borrower will upon demand of Lender correct any structural defect discovered by the Inspector, Architect, Contractor, and/or Borrower in the Improvements or any material departure from the Plans not approved by Lender. The advance of any Loan proceeds shall not constitute a waiver of Lender's right to require compliance with this covenant with respect to any such defects or departures from the Plans not previously discovered by, or called to the attention of, Lender in writing.

4.6        Indemnification from Claims of Brokers. Borrower will indemnify Lender from claims of brokers (by, through, or under Borrower) arising by reason of the execution of this Agreement or the consummation of the Loan.

4.7        Delivery of Documents . Borrower will deliver to Lender, on written demand, any contracts, bills of sale, statements, receipted vouchers or agreements, under which Borrower claims title to any materials, fixtures, or articles used in the construction of the Improvements.

4.8        Application of Loan Proceeds. Lender may, upon written notice to Borrower after Borrower's failure to satisfy any covenant or condition hereof, apply Loan proceeds to the satisfaction of such covenant or condition hereof, and proceeds so applied shall be part of the Loan and shall be secured by the Loan Documents.

4.9        No Contract Without Approval. Borrower will not contract directly or indirectly with any person or entity for any work, labor, service, material or supplies to be furnished to or for the construction of completion of the Improvements or any other work- on the Land in excess of $5,000.00 without the express written consent of Lender, which consent shall not be unreasonably withheld or delayed.

4.10      Special Account. If requested by Lender, Borrower agrees to maintain a special account with Lender into which all advances under this Agreement (but no other funds other than Completion Deposit) shall be deposited and against which only checks shall be drawn for payment of all bills of labor and materials incident to the construction of the Improvements.

4.11      Application of Advances. Borrower shall expend all the proceeds of each advance under this Agreement for the cost of constructi on and completion of the Improvements in accordance with the Plans and Approved Budget. Except as provided in the Approved Budget, no funds advanced by Lender shall ever be used to defray other expenses or items not directly connected with construction costs of the Project.

4.12       Sign. If requested by Lender, Borrower will cause a sign satisfactory to Lender and reasonably satisfactory to Borrower to be placed conspicuously on the Land stating that construction financing has been furnished by Lender.

4.13       Survey Regarding Improvements. If Lender has a reasonable reason to believe that there may be an encroachment or other violation of any covenant, condition, or restriction, Borrower shall furnish to Lender upon request and at any stage of construction, with a current survey certified by a licensed engineer reflecting that the Improvements and all other improvements on the Land are entirely within the boundary lines of the Land, and do not encroach upon any set-back line, easement, right-of-way, or adjoining property, or breach or violate any covenant, condition or restriction affecting the Land or any,Governmental Requirement, and that no adjoining structure encroaches upon the Land.

4.14       Construction Contract. Borrower has entered into the Construction Manager Agreement with ConstructicniManager to provide for construction of the Improvements that will be in accordance with the Plans.

4.15       Additional Instruments. Borrower will execute such additional instruments as may be reasonably requested by Lender in order to carry out the intent of this Agreement and to perfect or give further assurances of any of the rights granted or provided for hereunder.

4.16       Compliance with Governmental Requirement and Sound Architectural Practice. All material Governmental Requirements will be complied with promptly and Lender will be furnished, on demand, evidence of such compliance. Borrower assumes full responsibility for the compliance of the Plans with Governmental Requirements and with sound architectural practice, and, notwithstanding any approval by Lender of the Plans, Lender shall have no responsibility therefor and Borrower agrees to indemnify and hold harmless Lender from any liability for any failure of the Plans to do so.

4.17       Title to Goods Used in Construction. Borrower shall not at any time during the performance of the work, make or cause to be made, or permit any contractor to make, any contract for materials or equipment of any kind or nature whatsoever to be incorporated in or to become a part of the Improvements, title to which is not good in Borrower upon payment by Borrower, or which is subject to any lien or title retention arrangement.

4.18       Official Notice or Claim. Borrower will comply with and furnish Lender with any official notice of claim .made by any Governmental Authority. Borrower will instruct Contractor to also promptly notify Lender of any substantial fire, casualty or notice of any taking by eminent domain affecting any part of the Land or the Improvements. Any such event shall conclusively be deemed substantial if the cost of repair or restoration or the value of the property taken shall exceed $10,000.00.

4.19       Notice of Anticipated Excessive Costs. Borrower will promptly advise Lender if and when the cost of completing the Improvements in accordance with the Plans shall exceed or appear likely to exceed the amount of unadvanced Loan proceeds and shall give Lender sufficiently detailed information with respect thereto.

4.20       Discharge of Encumbrance. Borrower will promptly discharge any lien, assignment, or encumbrance not permitted by this Agreement on any part of the Land or Improvements or any rights intended to be covered by any of the Loan Documents. Notwithstanding anything contained in this Agreement to the contrary, Borrower may contest any liens by bonding around same in accordance with the requirements of the Texas Property Code without being in default hereunder or as otherwise provided in the Deed of Trust.

4.21       Taxes and Other Charges. Borrower will promptly pay and discharge prior to the date when any interest or penalties shall accrue thereon, all taxes, levies, charges, impositions, water and sewer rents, and assessments of every kind or nature, whether foreseen or unforeseen, and whether general or special, which are now or shall hereafter be charged or assessed against the Land or the Improvements, or any part thereof, or which may become a lien thereon. Upon request, Borrower will furnish to Lender satisfactory evidence of any such payments made. Notwithstanding the foregoing provisions of this Section, Borrower shall have the right to contest taxes as permitted by the Deed of Trust.

4.22       Special Conditions. If the construction or use or occupancy of the Land or the Improvements shall, pursuant to any Governmental Requirement, restrictive covenant, or otherwise, be permitted only so long as any special conditions or agreements shall be kept, Borrower will so advise Lender and will cause all such conditions to be continuously fulfilled.

4.23       No Material Change in Plans, Approved Budget, or Construction Contracts Without Approval. Borrower will-not make any material change in (a) the Plans (including, but not limited to, the execution of change orders), (b) the Approved Budget, including reallocations of cost items, or (c) the Construction Contracts, without the prior written consent of Lender, provided, however, Lender shall approve reallocations of cost items in the Approved Budget following a written request therefor by Borrower supported by verifiable savings to cost items in the Approved Budget and other documentation reasonably required and acceptable to Lender. For purposes of this Section, a change shall not be considered a material change unless it, alone or together with any other prior change: (i) increases or decreases the contract price for or other costs in respect of construction of the Improvements by more than 5.0%; or (ii) extends or is likely to extend (in the reasonable judgment of Lender) the time within which the Improvements shall be completed beyond the Completion Date. Borrower shall deliver to Lender true and correct copies of all changes, amendments, or supplements to the Plans, Approved Budget, and the Construction Contracts (whether material or not) within 5 days after execution thereof or agreement thereto by the respective parties to such changes.

4.24       Cure of Defect. Borrower shall promptly cure any defects in the execution and delivery of any of the Loan Documents.

4.25       insurance. Borrower will obtain and maintain, in full force and effect, an owner's and contractor's liability insurance policy or policies (including worker's compensation insurance) and a hazard insurance policy or policies in builder's all risk form, on the completed value, non-reporting Texas Multi-Peril form, premiums prepaid, with loss pa able endorsements reasonably acceptable to Lender insuring the Improvements and all materials and supplies purchased with advances hereunder against all risks and losses, all such insurance policies to be issued by companies, in amounts and on terms approved by Lender in its reasonable discretion. Borrower will additionally provide a fire and extended coverage insurance policy issued by a company reasonably satisfactory to Lender insuring any existing structures or buildings on the Land and the Improvements (upon completion) in a face amount of not less than their full insurable value, containing a loss payable clause in favor of Lender as its interest may appear. If the Land is in an area identified as having special flood hazard, Borrower shall provide Lender with a policy of insurance covering risk of flood, issued under and pursuant to rules and regulations promulgated by the Federal Insurance Administration. Upon request of Lender, Borrower shall provide evidence satisfactory to Lender, including, but not limited to, certificates of insurance indicating that the insurance required herein is in full force and effect.

4.26       Completion Deposit. If, in the good faith judgment of Lender, it appears that anytime or from time to time that the unadvanced Note proceeds will be insufficient to (i) pay all costs to be incurred in connection with the development of the Project and the construction, marketing, ownership, management, maintenance, operation, and sale of the Improvements in accordance with this Agreement, (ii) pay all sums which may accrue under the Loan Documents prior to repayment of the Indebtedness, including, without limiting the generality of the foregoing, interest on the Indebtedness, and (iii) enable Borrower to perform and satisfy all of the Obligations, Borrower shall immediately deposit, or shall make arrangements satisfactory to Lender to deposit with Lender, the Completion Deposit. The ,Completion Deposit may be retained by Lender in a non-interest bearing account, need not be segregated from any of Lender's other funds and may be disbursed in accordance with the provisions of the Loan Documents by Lender before making any further advances on the Note.

4.27       Certificates of Occupancy. Borrower will upon completion of the Improvements obtain a certificate or certificates of occupancy, if available, in form satisfactory to Lender.

4.28       Payment of Amounts Owed. All amounts owed by Borrower for the purchase of equipment or other items of personal property incorporated into the Improvements shall be paid in full and Borrower shall not allow any lien or security interest of any kind to be created or filed against the Land, the Improvements or any such personal property of Borrower; provided, however that in the event any lien is filed against the Land and/or Improvements, Borrower shall have the right to contest such lien by bonding around same in accordance with the requirements of the Texas Property Code without being in default hereunder, or as otherwise provided in the Deed of Trust.

4.29       Reporting Requirements. Until the Loan and all other obligations and liabilities of Borrower under is Agreement and the other Loan Documents are fully paid and satisfied, Borrower, and each Guarantor to the extent that the stated action or information relates to such Guarantor, will, unless Lender shall otherwise consent in writing, furnish to Lender:

A.
Events of Default. As soon as possible and in any event within 5 days after the occurrence of each Event of Default, or each event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, the statement of Borrower setting forth the details of such Event of Default or event and the action which Borrower proposes to take with respect thereto.

B.
Borrower's Monthly. Within 45 days of the last day of each month, the Borrower shall provide financial reports for the Borrower, including, but not limited to, balance sheets, income statements, and accounts receivable aging, acceptable to Lender. An accounts payable aging will not be required.

C.
Borrower's Annual. As soon as available and in any event within 90 days after the end of each fiscal year, a CPA reviewed current financial statement of Borrower as of the end of such fiscal year, which financial statement shall contain a balance sheet and income statement.

D.
Guarantor's Information. As soon as available and in any event within 60 days after the anniversary of the prior statement furnished to Lender, a current financial statement of each Guarantor for the previous year, which financial statement shall contain a balance sheet, a cash flow statement, and a statement of contingent liabilities.

E.
Tax Returns. As soon as available and in any event within 30 days of the filing thereof, a copy of the tax return filed by Borrower and each Guarantor with the Internal Revenue Service and in the event of an extension, verification of the extension filing.

F.
Governmental Action. Promptly after the commencement thereof, notice of all material actions, suits, and proceedings before any court or any governmental department, commission or board affecting Borrower or the Project.

G.	Evidence of Payment of Obligations. Upon demand of Lender, evidence of payment of all assessments, taxes, charges, levies, liens and claims against the Land.

H.
Additional information. Borrower and each Guarantor shall furnish Lender with such additional information and statements, lists of assets and liabilities, tax returns, and other reports as Lender may reasonably request from time to time.

All references to a preceding period shall mean the period ending as of the end of the month, quarter or fiscal year for which the applicable report is delivered. All references to a period immediately following shall mean the period beginning on the first day of the month, quarter or fiscal year following the end of the period for which the applicable report is delivered. All financial reports furnished to Lender pursuant to this Agreement shall be prepared in such form and such detail as shall be satisfactory to Lender, shall be prepared on the same basis as those prepared in prior years, and duly certified by the reporting party as being true and correct in all material aspects.

4.30       Financial Covenants. Borrower will, unless Lender shall otherwise consent in writing, maintain the following financial covenants:

A.
Debt Service Coverage Ratio. Borrower will maintain, as of the last day of each fiscal year beginning with the end of the 1st fiscal year after the date of this Agreement, a ratio of (a) net income after taxes plus (i) depreciation, (ii) amortization, and (iii) other non-cash expenses for the 12 month period ending with such fiscal year to (b) current maturities of long-term debt (principal and interest) for such 12 month period, of not less than 1.25 to 1.00, and supply Lender with a calculation, in form acceptable to Lender, of the Debt Service Coverage Ratio signed by its chief operating officer or equivalent ranking officer.

B.
Maintenance of Books and Records. Borrower shall keep records and books of account (including, but not limited to, such records as are necessary to determine compliance with this Agreement) in accordance with generally accepted accounting principles consistently applied and reflecting all transactions of the Borrower.

Unless otherwise specified, all accounting and financial terms and covenants set forth above are to be determined according to generally accepted accounting principles, consistently applied.

4.31       Primary Operating Account. Borrower shall establish and maintain its primary operating account(s) with Lender.

4.32       Automatic Debit. Borrower shall maintain an account with Lender for the auto debit of loan payments on the Loan utilizing the automated clearing house (ACH) System of the Federal Reserve Banks. Borrower acknowledges that (i) that such debit entries may cause an overdraft of any such account which may result in Lender's refusal to honor items drawn on any such account until adequate deposits are made to any such account; (ii) Lender is under no duty or obligation to initiate any debit entry for any purpose; and (iii) if a debit is not made because any such account does not have a sufficient available balance, or otherwise, the payment may be late or past due.

4.33       Lock Box. Borrower shall maintain an account with Lender for the deposit of all payments on accounts. All invoices related to Borrower's accounts shall set forth the Lock Box account as the sole address for payment. Lender shall have exclusive and unrestricted access to the Lock Box pursuant to a Lock Box Agreement executed by Borrower and Lender, dated        ,20

4.34       Negative Covenants. Borrower will not, without the prior written consent of Lender:

A.
Nature of Business; Change of Management or Operation. Make any material change in the nature of Borrower's business as carried on as of the date hereof, including, but not limited to, any material change in the management or operation of its business, or any change of the partnership interests of Borrower which, in the aggregate, is in excess of 20% of the total partnership interests.

B.	Liquidations; Mergers.; Consolidations. Liquidate, merge or consolidate Borrower with or into any other entity.

C.	Sale of Assets. Sell, transfer or otherwise dispose of any of its assets or properties, other than in the ordinary course of business.

D.	Liens. Create, incur, or assume any lien or encumbrance on the Project.

E.
Loan. Create, incur or assume any Loan for borrowed money or issue or assume any other note, debenture, bond or other evidences of Loan, or guarantee any such Loan or such evidences of Loan of others, other than (i) borrowing from Lender, (ii) borrowing outstanding on the date hereof and disclosed in writing to Lender, and (iii) capital or purchase money obligations not in excess of $100,000.00 in any 12 month period.

F.
Distributions. Make or pay any distributions to its partners; provided, however, Borrower may make distributions to each of its partners equal to each such partner's additional federal tax liability attributable to such partner's ownership of partnership interest in Borrower.

G.
Government Regulation. (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S, Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower, or (ii) fail to provide documentary and other evidence of Borrower's identity as may be requested by Lender at any time to enable Lender to verify Borrower's identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318.

4.35      Indemnification. Borrower hereby agrees to indemnify and hold Lender harmless from and against any and all loss, cost, damage, claim, and expense incurred by Lender on account of: (i) the violation of any representation or warranty set forth in this Agreement or in the other Loan Documents; (ii) Borrower's failure to perform any obligations of this Agreement or of the other Loan Documents; (iii) any loss, damage, claim, charge, or expense, including reasonable attorneys' fees, resulting from injury or damage to persons or property which may arise in connection with the construction of the Improvements or the use or operation of the Project; (iv) the disbursement of the Loan proceeds, the condition of the Project, or the quality of construction of the Improvements; or (v) Borrower's or the Project's failure to fully comply with all Governmental Requirements, the foregoing indemnifications to survive the closing of the Loan, payment of the Loan, the exercise of any right or remedy under any of the Loan Documents, any subsequent sale or transfer of the Project, and all similar or related evens or occurrences. This indemnity shall not extend to or cover acts of fraud, willful misconduct or gross negligence by Lender.

ARTICLE V
ADDITIONAL SECURITY

As collateral and security for the Loan, Borrower grants, or shall cause the owner thereof to grant to Lender, its successors and assigns, a lien and security interest (which shall be a first and prior lien and security interest therein), in and to the following, together with any and all proceeds thereof:

5.1        Construction Contracts. All of Borrower's rights, title and interests, but not its obligations, in, under, and to the Construction Manager Agreement and Construction Contracts upon the following terms and conditions:

A.
Borrower represents and warrants that the Construction Manager Agreement and each copy of any Construction Contract furnished to Lender is a true and complete copy thereof and, to Borrower's knowledge, that Borrower's interest therein is not subject to any claim, setoff or encumbrance.

B.
Neither this assignment nor any action by Lender shall constitute an assumption by Lender of any obligations under the Construction Manager Agreement or Construction Contracts. Borrower agrees to indemnify and hold harmless against and from any loss, cost liability or expense (including, without limiting the generality of the foregoing reasonable attorney's fees) incurred by Lender and resulting from any failure of Borrower to so perform.

C.
Lender shall have the right at any time (but shall have no obligation) upon prior written notice to Borrower (unless an Event of Default exists in which case no notice shall be required), to take, in its name or in the name of Borrower, such action as Lender may at any time reasonably determine to be necessary or advisable to cure any default under the Construction Manager Agreement or Construction Contracts or to protect the rights of Borrower or Lender thereunder. Lender shall incur no liability if any action so taken by it or in its behalf shall prove to be inadequate or invalid, and Borrower agrees to hold Lender free and harmless from any reasonable loss, cost, liability or expense (including, without limiting the generality of the foregoing, reasonable attorneys' fees) incurred in connection with any such action other than such loss, cost, liability, or expense arising out of Lender's gross negligence or willful misconduct.

D.
During the existence of an Event of Default, Lender may enforce all rights of Borrower under the Construction Manager Agreement or Construction Contracts; provided, however, Lender shall have no obligation to enforce such rights.

E.
Prior to an Event of Default, Borrower shall have the right to exercise its rights as owner under the Construction Manager Agreement or Construction Contracts; provided, however, Borrower shall not cancel or amend the Construction Manager Agreement or Construction Contracts or do, or suffer to be done, any act which would impair the security constituted by this assignment without the prior written consent of Lender, which consent shall not be unreasonably withheld or delayed.

F.
This assignment shall inure to the benefit of Lender, its successors and assigns, including any purchaser upon foreclosure of the Land or any grantee under a deed in lieu of foreclosure, any receiver in possession of the Land and any corporation formed by or on behalf of Lender which assumes Lender's rights and obligations under this Agreement.

5.2         Plans. All of Borrower's rights, title and interest in and to the Plans, and Borrower hereby represents and warrants to and agrees with Lender as follows:

A.	Borrower represents and warrants that the original counterparts of the Plans furnishedto Lender are true and complete in all material respects.

B,	The schedule of Plans delivered to Lender is a complete and accurate description inall material respects of the Plans.

C.	To Borrower's knowledge, the Plans are complete and adequate for the construction of the Improvements, and there have been no modifications thereof except as described in such schedule.

D.	Lender may use the Plans for any purpose relating to the Improvements, including, but not limited to, inspections of construction and the completion of the Improvements.

E.
Lender's acceptance of this assignment shall not constitute approval of the Plans by Lender. Lender has no liability or obligations whatsoever in connection with the Plans and no responsibility for the adequacy thereof or for the construction of the Improvements contemplated by the Plans.

F.
This assignment shall inure to the benefit of Lender, its successors and assigns, including any purchaser upon foreclosure of the Property or any grantee under a deed in lieu of foreclosure, any receiver in possession of the Property and any corporation formed by or on behalf of Lender which assumes Lender's rights and obligations under this Agreement.

ARTICLE VI
CONDITIONS PRECEDENT TO LENDER'S OBLIGATIONS

Unless waived in writing by Lender, Lender shall not be obligated under the Agreement unless the following conditions shall have first been satisfied and Lender shall have received the following:

6.1         The executed Loan Documents.

6.2         Evidence reasonably satisfactory to Lender that the insurance called for herein is in full force and effect and all premiums have been paid and such insurance policies contains the proper endorsement to Lender.

6.3         The Title Insurance insuring the Deed of Trust and Security Agreement securing the $4,439,150.00 Note to be a valid and third lien, free and clear of all defects and encumbrances, other than those in favor of Lender, and containing no exceptions, except such as Lender may approve in writing, and otherwise reasonably satisfactory to Lender.

6.4         An original current survey of the Land certified to Lender and showing all of the following:

A.	The locations of the perimeter of the Land by courses and distances.

B.          All easements and rights-of-way.

C.	Evidence that the Land is not located within the 100-year flood plain or within any "wet-lands" as defined by any Governmental Requirements.

D.	Encroachments (if any) upon the Land.

E.	The relation of the proposed Improvements by distances to the perimeter of the Land, the proposed building lines, the street lines, and points at which utilities are available to service the Land.

6.5         A certificate, in form and substance reasonably satisfactory to Lender, which shall certify that the Land is not located in an area identified by the Federal Emergency Management Agency (FEMA), or any other Governmental Authority, as an area having special flood hazards.

6.6         An environmental audit or assessment in favor of Lender with respect to the Land conducted by an engineering firm acceptable to Lender and containing no information deemed to be unacceptable by Leader, in its reasonable discretion.

6.7         A Guaranty Agreement from each Guarantor.

6.8         A resolution of Borrower, which authorizes the appropriate persons to execute this Agreement and any and all other documents required hereunder.

6.9         The Approved Budget and Plans.

6.10       Evidence of appropriate zoning, subdivision and site plan approvals, availability of utilities in adequate capacities, and permits to construct the Improvements.

6.11       An MAI appraisal of the Land and Improvements performed on an "as completed" basis in form and substance acceptable to Lender.

6.12       All other instruments or documents incidental and appropriate to the transaction provided for herein as Lender or its counsel may reasonably require.

ARTICLE VII
CONDITIONS PRECEDENT TO LENDER'S
OBLIGATION TO MAKE ADVANCES

7.1         Conditions Precedent. Unless waived in writing by Lender, Lender shall not be obligated to make any advance of Loan proceeds hereunder for the construction of the Improvements until the conditions set forth in Article VI and the following further conditions shall have been satisfied:

A.
The representations and warranties made in Article III hereof shall be true and correct in all material respects on and as of the date of the advance with the same effect as ifmade on such date (except for such representations and warranties which expressly relate to an earlier date).

B.	There shall be no uncured Event of Default under this Agreement or the Loan Documents.

C.	There shall be no change in the state of title to the Land and no survey exceptions not previously approved by Lender have occurred.

D.
An Architect's Agreement executed by the Architect, in the form supplied by Lender, affirming, among other items, the Architect's agreement with Lender with respect to the Plans and construction of the Improvements.

E.	Borrower shall have delivered to Lender the Approved Budget, Plans, and required insurance as provided in Section 4.25.

F.
Lender and the Inspector have received and approved true, legible and correct copies ofthe Plans, the Construction Contracts, and the Approved Budget Each Contractor shall execute a Contractor's Agreement in the form supplied by Lender, confirming, among other items, the Contractor's agreement with Lender with respect to the

Construction Contract, construction of the Improvements, and advances under this Agreement.

G.
Lender shall have received a Request for Advance, together with evidence reasonably satisfactory to Lender that there exists no outstanding mechanic's and materialman's liens or other encumbrances upon the Land and/or Improvements other than that permitted or evidenced by the Deed of Trust or bonded around as permitted hereunder. If requested by Lender, each Request for Advance shall be accompanied by any consents, certificates, approvals, permits, licenses, bonds, agreements, releases, lien waivers, evidence of partial or final completion, bills, invoices, receipts, subordinations, affidavits, or such other documents as Lender reasonably requires.

H.
As a condition precedent to the first advance following actual commencement of the construction of the Improvements, Borrower and Contractor must execute and file of record. in the county where the Land is located an Affidavit of Commencement that complies with Texas Property Code §53.124 and that is reasonably acceptable to Lender. The Affidavit of Commencement must state the actual date of the commencement of construction of the Improvements and the date must be after the date the Deed of Trust was executed, acknowledged and recorded.

I.
Following the laying of the foundation of the Improvements, Lender shall have received a foundation survey showing the foundation to be located within the boundaries of the Land and does not encroach upon, breach, or violate any building line, easement, or similar restriction.

J.
The improvements shall not have been materially injured or damaged by fire or other casualty unless there shall have been received by Lender, insurance proceeds (or a written commitment to deliver insurance proceeds) sufficient in the judgment of Lender to effect the satisfactory restoration of the Improvements and to permit the completion thereof prior to the Completion Date (as extended by Force Majeure Delays, if any).

K.
All materials and fixtures incorporated in the construction of the Improvements and all equipment have been purchased so that absolute ownership thereof has vested in Borrower immediately upon delivery thereof to the Land and payment thereof by Borrower, and Borrower shall produce and furnish, if required by Lender, the contracts, bills of sale and other agreements under which title thereto is claimed by Borrower. If requested by Lender, Borrower shall furnish an endorsement to the Title Insurance extending coverage for such advance.

L.
There exists no violation of insurance underwriters' requirements; that there is no notice by any Governmental Authority that any of the Improvements violate or do not comply with any provision of law or ordinance applicable thereto; and that there are no actions, suits or proceedings pending or to Borrower's knowledge, threatened against or affecting Borrower, or the Land, which if adversely determined would materially impair the ability of Borrower to complete the improvement in accordance with the provisions hereof, or Borrower to pay when due any amounts which may become payable on the Note.

M.
if requested, Lender has been furnished with a sworn affidavit of Borrower as to whether or not Borrower or Borrower's agents have been served with any written notice that a lien will be claimed for any amounts unpaid for materials furnished or labor performed by any person, firm or corporation furnishing materials or performing labor of any kind entering into the construction of any of the Improvements.

N.          In case of the last advance, Lender shall have received all of the following:

(1)	A Certificate of Substantial Completion - AlA 0704.

(ii)
Evidence of the approval of the Improvements for occupancy and thecontemplated use thereof by the appropriate Governmental Authority as evidenced by a Certificate of Occupancy, if available, and to the extent any such approval is a condition of lawful use and occupancy of the Improvements.

(iii)	Advice from the Architect or the Inspector to • the effect that the Improvements have been completed substantially in accordance with the Plans.

(iv)	A final "As Built" survey showing the completed Improvements.

(v)	Letter from Borrower stating that Borrower has made an inspection of andaccepts the Improvements as complete, including any punch list items.

(vi)	Evidence of the permanent hazard and flood insurance (if appropriate) required by the Loan Documents.

7.2        Inspections. Lender may from time to time while this Agreement is in force direct the Inspector or other person designated by the Inspector, or Lender to inspect the progress of the construction of the Improvements. Any advance subsequent to such inspection will be conditioned upon advice from the Inspector that the construction o f the Improvements theretofore performed was performed in accordance with the Plans, and that the unadvanced Loan proceeds are in an amount sufficient to pay for the cost of completing all uncompleted work called for by the Plans.

7.3        Retainage. Unless otherwise agreed, each advance of the Loan proceeds shall be the amount which the Construction Manager and each Contractor has earned under the Construction Manager Agreement and each Construction Contract, as approved by Lender, less amounts for which sums have previously advanced and less 10% (the "Retainage"), and such amount shall be advanced under the Note on behalf of Borrower and shall be delivered to the Construction Manager and Contractor as an installment payment owing to the Construction Manager and Contractor under the Construction Manager Agreement or Construction Contract. The Retainage shall be disbursed as follows:

A.
If the Land is located within the jurisdiction of a Governmental Authority which has authority to issue a Certificate of Occupancy, or other similar certificate, then the Retainage will be disbursed 31 days after the following events: (i) completion of the Improvements and acceptance by Lender; (ii) a Certificate of Occupancy, or other similar certificate, has been issued; (iii) Affidavits of Completion and All Bills Paid have been executed by Borrower, Construction Manager, and each Contractor, and if requested by Lender, waivers of lien and releases signed by the Construction Manager and each Contractor and all subcontractors and suppliers of materials; (iv) the Affidavits of Completion and All Bills Paid have been filed in the Real Property Records of the county where the Land is located; and (v) Borrower has complied with each of the provisions of Paragraph 7.1 of this Agreement.

B.
If the Land is not located within the jurisdiction of a Governmental Authority which has authority to issue a Certificate of Occupancy, or other similar certificate, then the Retainage will be disbursed 31 days after the following events: (i) completion of the Improvements and acceptance by Lender; (ii) Affidavits of Completion and All Bills Paid have been executed byBorrower, Construction Manager, and each Contractor, and if requested by Lender, waivers of lien and releases signed by the Construction Manager and each Contractor and all subcontractors and suppliers of materials; (iii) the Affidavits of Completion and All Bills Paid have been filed in the Real Property Records of the country where the Land is located; and (iv) Borrower has complied with each of the provisions of Paragraph 7.1 of this Agreement.

C.
Notwithstanding any statement in this Paragraph 7.3 to the contrary, the Retainagewill not be disbursed if any liens have been filed against the Land. Further, Lender may withhold approval of payment of the Retainage until after Lender is presented evidence satisfactory to Lender, including, but not limited to, affidavits by Borrower, Construction Manager, and each Contractor, showing payment in full of all obligations incurred in connection with construction of the Improvements.

ARTICLE VIII
EVENTS OF DEFAULT AND REMEDIES

8.1         Events of Default. The following shall constitute Events of Default hereunder:

A.	If Borrower shall fail, refuse, or neglect to pay, in full, any installment or portion of the Indebtedness as and when same is due and payable,

B.	If Borrower shall fail to maintain the insurance required by the Loan Documents.

C.	If there is a failure to comply with any of the Obligations.

D.
If at any time any representation or warranty which has been made by Borrower in this Agreement or in any of the Loan Documents executed in connection herewith is false or incorrect in any Material respect when made or deemed to have been made.

E.
If the construction of the Improvements is at any time discontinued or not carried on with reasonable dispatch to such an extent that it is unlikely in Lender's good faith and reasonable judgment that they will be completed by the Completion Date.

F.	If the Improvements, in the reasonable judgment of Lender or the Inspector, are not completed on the Completion Date.

G.
If Borrower shall (i) apply for or consent in writing to the appointment of a receiver, trustee or liquidator of Borrower, the Land or Improvements or any part thereof, or (ii) file a voluntary petition in bankruptcy, or admit in writing Borrower's inability to pay its or his debts as they come due, or (iii) make a general assignment for the benefit of creditors, or (iv) file a petition or answer seeking reorganization or rearrangement with creditors or taking advantage of any insolvency law, or (v) file an answer admitting the material allegations of a petition filed against it or him in any bankruptcy, reorganization, insolvency or similar proceeding, or if (vi) an order, judgment or decree shall be entered by any court of competent jurisdiction, or by any other duly authorized authority, on the application of a creditor or otherwise, adjudicating Borrower as bankrupt or insolvent or approving a petition seeking reorganization of Borrower or appointing a receiver, trustee or liquidator of the Land or Improvements or of all or any substantial part of the assets of Borrower and if such action is involuntary, such order, judgment or decree shall continue unstayed and in effect for any period of 30 consecutive days.

H.
If Lender, Inspector, or their representatives are not permitted at all reasonable times, to enter upon the Land, inspect the Improvements and the construction thereof and all materials, fixtures, and articles used or to be used in the construction and to examine all the Plans.

I.
If any substantial damage to or destruction of the Land and/or the Improvements shall occur and the insurance proceeds, together with a Completion Deposit made by Borrower, shall not, in the reasonable good faith opinion of Lender, be sufficient to repair and restore the Land and/or Improvements, or if insurance proceeds shall not be paid within a reasonable time.

J.	The liquidation, dissolution, merger, or consolidation of Borrower.

K.
If any party shall commence any action, suit or proceeding against OT affecting Borrower, or the Land, or involving the validity or enforceability of the Loan Documents or the priority of the liens and/or the security interest created thereby, at law or in equity, or before any Governmental Authority, which in the reasonable judgment of Lender, materially impairs or would materially impair its interest in the Land, the enforceability of the Loan Documents, or its ability to collect when due the Loan.

L.
Any material adverse change in the financial condition or results of operation of Borrower since the effective date of any Financial Statement previously furnished to Lender by Borrower has occurred and is continuing.

M.	Any default, breach, or failure in performance of any term, condition, warranty, agreement, or covenant of any Guarantor under the terms of any of its obligations to Lender.

N.
Any default, breach, or failure in performance of any term, condition, warranty, agreement, or covenant of FIRST STREET HOLDINGS, LTD., or FIRST STREET SURGICAL CENTER, L.P., a Texas limited partnership, under the terms of any of its obligations to Lender.

Notwithstanding anything in this Agreement, the Note, or the Loan Documents to the contrary, upon the occurrence of an Event of Default as defined by subparagraph A or B above, Lender shall give Borrower written notice of same and if such Event of Default is not cured within 10 days after the date such notice is given by Lender, Lender may proceed with any of the actions provided in paragraph 8.2 below. Notwithstanding anything in this Agreement, the Note, or the Loan Documents to the contrary, upon the occurrence of an Event of Default other than as specified in subparagraph A or B above, Lender shall give Borrower notice of same, and if such Event of Default is not cured within 30 days after the date such notice is given by Lender, Lender may proceed with any of the actions provided in paragraph 8.2 below; provided, however, if such Event of Default may not be cured within such 30 day period and Borrower is taking all reasonable actions in regard to curing same, Borrower shall be allowed a reasonable time to perform or take such actions required to cure the Default, and Lender shall be advised of the status of all actions being taken by Borrower. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, CONCURRENTLY AND AUTOMATICALLY WITH THE OCCURRENCE OF AN EVENT OF DEFAULT, FURTHER ADVANCES ON THE NOTE SHALL CEASE UNTIL SUCH EVENT OF DEFAULT IS CURED OR LENDER, WITHOUT ANY OBLIGATION TO DO SO, ELECTS TO MAKE FURTHER ADVANCES.

8.2         Remedies on Default_ Upon the occurrence of any of the Events of Default and the expiration of any notice of cure period provided in Paragraph 8.1 above, in addition to any other right or remedies available to Lender under the Loan Documents, Lender shall have the absolute right, at its option and election to:

A.          Cancel this Agreement by written notice to Borrower.

B.	Institute appropriate proceedings to specifically enforce performance of this Agreement.

C.
Request the appointment of a receiver, as a matter of strict right, without regard to the solvency of Borrower, for the purpose of preserving the Land, preventing waste, and to protect all rights accruing to Lender by virtue of this Agreement and of the Loan Documents, and expressly to make any and all further Improvements, whether on site or off site, as may be determined by Lender for the purposes of completing the Improvements. All reasonable expenses incurred in connection with the appointment of the receiver, or in protecting, preserving or improving the Land and Improvements shall be chargeable to Borrower and shall be enforced as a lien against the Land_

D.
Accelerate maturity of the Note and demand payment of the principal sums due thereunder, with interest, advances and costs, and in default of payment or any part thereof, to foreclose and enforce collection of such payment by foreclosure and/or other appropriate action in any court of competent jurisdiction.

E.
Enter into immediate possession of the Land and perform any and all work and labor necessary to complete the Improvements substantially in accordance with the Plans and employ watchmen to protect the Land and the Improvements; all reasonable sums so expended by Lender shall be deemed to have been paid to Borrower and secured by the Loan Documents. To implement the rights of Lender hereunder, Borrower hereby constitutes and appoints Lender as Borrower's true and lawful attorney in fact with full power of substitution. For this purpose, Borrower hereby empowers Lender or its attorney as follows: (i) to use any funds of Borrower including any balance which may be held in escrow and any funds which may remain unadvanced hereunder for the purpose of completing the Improvements in the manner called for by the. Plans; (ii) to make such additions and changes and corrections in the Plans which reasonably shall be necessary or desirable to complete the Improvements in substantially the manner contemplated by the Plans; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as reasonably shall be required for the completion of the Improvements; (iv) to pay, settle or compromise upon terms reasonably determined by Lender, all existing bills and claims which are or may be liens against the Land, or may be necessary or desirable for the completion of the work or the clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be required by any Construction Contract or the Governmental Requirements; and (vi) to do any and every act with respect to the construction of the Improvements which Borrower may do in Borrower's own behalf. It is understood and agreed that this power of attorney shall be deemed to be a power coupled with an interest which cannot be revoked. Lender shall also have power to prosecute and defend all actions or proceedings in connection with the construction of Improvements or the Land and to take such action and require such performance as is reasonably deemed necessary.

F.
Lender shall have, and Borrower hereby grants to Lender, a security interest in, a general lien upon, and a right of set-off, in and to and against the balance of every deposit account at Lender, now or hereafter existing, and any other claim of Borrower against Lender, now or hereafter existing, and all money, instruments, security, documents, chattel papers, credits, claims, demands, and any other property, rights, and interests of Borrower, which at any time shall come into the possession or custody or under the control of Lender or any of its agents or affiliates, for any purpose, and shall include the proceeds, profits and accessions of and to any of the security herein. Lender shall be deemed to have possession of any of the security in transit to of-set apart for it or any of its agents or affiliates.

ARTICLE IX
GENERAL TERMS AND PROVISIONS

9.1         Waiver. No advance of Loan proceeds hereunder shall constitute a waiver of any of the conditions of Lender's obligation to make further advances nor, in the event Borrower is unable to satisfy any such condition, shall any such waiver have the effect of precluding Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

9.2         Approvals. All proceedings taken in connection with the transactions provided for herein, such as surveys, appraisals and documents required or contemplated by this Agreement, the Loan Documents or otherwise and the persons responsible for the execution and preparation thereof, all contractors, sureties, insurers and the forms of construction contracts and policies of insurance shall be reasonably satisfactory in form, substance and coverage reasonable to Lender, and Lender shall have received copies for certified copy where appropriate in Lender's judgment) of all documents which it may request in connection herewith.

9.3         Conditions for Benefit of Lender Only. All conditions to the obligations of Lender to make advances hereunder are imposed solely and exclusively for the benefit of Lender and its assigns and no other person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make advances in the absence of strict compliance with any or all thereof and any or all of such conditions may be freely waived in whole or in part by Lender at any time if in its sole discretion it deems it advisable to do SO,

9.4         No Duty to Inspect. It is expressly understood and agreed that Lender shall have no duty to supervise or to inspect the construction of the Improvements or any books and records, and that any such inspection shall be for the sole purposes of determining whether or not the Obligations of Borrower are being properly discharged and of preserving Lender's rights hereunder, If Lender, or the Inspector acting on behalf of Lender, should inspect the construction of the Improvements or any books and records, Lender and the Inspector shall have no liability or obligation to Borrower or any third party arising out of such inspection. Any Inspection not followed by notice of default shall not constitute a waiver of any default then existing; nor shall it constitute an acknowledgement or representation by Lender and the Inspector that there has been or wilt be compliance with the Plans and Governmental Requirements or that the construction is free from defective materials or workmanship or a waiver Of Lender's right thereafter to insist that the Improvements be constructed in accordance with the Plans and Governmental Requirements. Lender's failure to inspect the construction of the Improvements or any part thereof or any books and records shall not constitute a waiver of any of Lender's rights hereunder. Neither Borrower nor any third party shall be entitled to rely upon any such inspection or review. Lender and the Inspector owe no duty of care to Borrower or any third person to protect against, or inform Borrower or any third person of the existence of negligent, faulty, inadequate or defective design or construction of the Improvements.

9.5         USA Patriot Act Notification. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower's name, taxpayer identification number, residential address, date of birth, and other information that will allow Lender to identify Borrower, and, if Borrower is not an individual, Lender will ask for Borrower's name, taxpayer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual, to see

Borrower's driver's license or other identifying documents, and, if Borrower is not an individual, to see Borrower's legal organizational documents or other identifying documents.

9.6        Notices_ Except as otherwise provided herein, all notices, demands, requests, and other communications required or permitted hereunder shall be given in writing and sent by (i) personal delivery, or (ii) expedited delivery service with proof of delivery, or (iii) United States mail, postage prepaid, registered or certified mail, return receipt requested, or (iv) facsimile (provided that such facsimile is confirmed by expedited delivery service or by United States mail in the manner previously described), addressed to the addressee at such party's address contained in the Loan Documents, or to such other address as either party shall have designated by written notice, sent in accordance with this paragraph at least 30 days prior to the date of the giving of such notice. Any such notice or communication shall be deemed to have been given and received either at the time of personal delivery, or in the case of mail, as of 3 Business Days after deposit in an official depository of the United States mail, or in the case of delivery service or facsimile, upon receipt. To the extent actual receipt is required, rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was received shall be deemed to be receipt of the notice, demand, request or other communication sent.

9.7        Amendment or Termination. Neither this Agreement or any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against wham enforcement of the change, waiver, discharge or termination is sought.

9.8        Applicable Law.- This Agreement and the Note have been executed and delivered in the State of Texas and shall be deemed to be contracts made under and shall be construed in accordance with and governed by the laws of the State of Texas, except Chapter 346 of the Texas Finance Code, which regulates certain revolving loan amounts and revolving tri-party accounts) shall not apply to the loan account created by this Agreement.

9.9        Cumulative Remedies. The rights and remedies of Lender under this Agreement, the Note or any of the Loan Documents shall be cumulative and the exercise, or partial exercise, of any such right or remedy shall not preclude the exercise of any other right or remedy.

9.10      Non-Usurious Intent. In establishing the charges by Lender to Borrower in connection with this Loan and the services of Lender with respect to the transactions contemplated and mentioned in this Agreement, Borrower provided Lender a schedule estimating the amounts and times of Requests for Advances hereunder, which schedule was used by Lender and Borrower in negotiating the charges for such services and Loan. It is the intention of the parties hereto to conform strictly to all applicable usury laws. Accordingly, notwithstanding anything to the contrary in the Note, this Agreement, any of the other Loan Documents, or any other agreement entered into in connection herewith, it is agreed as follows: (i) the aggregate of all charges which constitute interest under the laws of the State of Texas that are contracted for, chargeable or receivable under the Note, this Agreement, any of the other Loan Documents or otherwise in connection with this loan transaction shall under no circumstances exceed the maximum amount of interest permitted by law, and any excess shall be deemed a mistake in calculation and canceled automatically and, if theretofore paid, shall be either refunded to Borrower or credited on the principal amount of the Note; and (ii) in the event that the maturity of the Note is accelerated by reason. of an election of Lender resulting from an Event of Default under the Note, this Agreement, any of the other Loan Documents, or any Agreement entered into in connection herewith, then earned interest may never include more than the maximum amount permitted by law, and unearned interest, if any provided for in the Note, this Agreement, any of the other Loan Documents or otherwise shall be canceled automatically and, if theretofore paid, shall be either refunded to Borrower or credited on the principal amount of the Note; and (iii) all amounts paid or agreed to be paid in connection with the indebtedness evidenced by the Note which would under applicable law be deemed interest shall, to the extent provided by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Note.

9_11      Savings Clause. In the event any one or more of the provisions contained in this Agreement, any of the other Loan Documents or in any other instrument referred to herein or executed in connection with or as security for the Note shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, any of the other Loan Documents or any such other instrument.

9.12      Relationship Between Borrower and Lender. Borrower is not a joint venturer, agent or representative of Lender, and Lender shall not be liable to any party asserting a claim against Borrower or against the Land, The rights granted to Lender by Borrower in this Agreement are granted for the protection of Lender's security, and shall not be construed for the benefit of any person not a party to this Agreement.

9.13      Waiver of Special Damages. BORROWER WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT BORROWER MAY HAVE TO CLAIM OR RECOVER FROM LENDER IN ANY LEGAL ACTION OR PROCEEDING ANY SPECIAL, EXEMPLARY, PUNITIVE, OR CONSEQUENTIAL DAMAGES.

9.14      Binding Effect. This Agreement shall inure to the benefit of and be binding upon Borrower and Lender and their respective successors and permitted assigns.

9.15      Jury Waiver. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENTS. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

9.16      Imaged Documents. Borrower and all sureties, endorsers, guarantors, and any other party now or hereafter liable for the payment of the Loan, in whole or in part, (i) understand and agree that Lender's document retention policy may involve the imaging of executed Loan Documents, which includes but is not limited to any note, guaranty, deed of trust, security agreement, assignment, financing statement and any other document which evidences any indebtedness owed by Borrower to Lender and/or secures such indebtedness, and the destruction of the paper original, including the original note, and (ii) waive any rights and/or defenses that it may have to the use of such imaged copies of Loan Documents in the enforcement of any of Lender's rights in a court of law or otherwise and/or as to any claim that such imaged copies of the Loan Documents are not originals,

9.17      Arbitration. Borrower, Lender and Guarantor agree that all disputes, claims and controversies between them whether individual, joint, or class in nature, arising from this document or otherwise, including without limitation contract and tort disputes, shall be arbitrated pursuant to the Rules of the American Arbitration Association in effect at the time the claim is filed, upon request of either party. No act to take or dispose of any Collateral or Property (as defined herein or in any Related Document) securing this document shall constitute a waiver of this arbitration agreement or be prohibited by this arbitration agreement. This includes, without limitation, obtaining injunctive relief, including but not limited to, a temporary restraining order, temporary injunction or prejudgment writs of garnishment, attachment or sequestration, or a receiver from a court of competent jurisdiction, or -.invoking a power of sale under any deed of trust or mortgage; or exercising any rights relating to personal property, including taking or disposing of such property with or without judicial process pursuant to applicable law. Any disputes, claims, or controversies concerning the lawfulness or reasonableness of any act, or exercise of any right, concerning any Collateral or Property securing this document, including any claim to rescind, reform, or otherwise modify any agreement relating to the Collateral or Property securing this document, shall also be arbitrated, provided however that no arbitrator shall have the right or the power to enjoin or restrain any act of any party such authority being reserved to a court of competent jurisdiction. Judgment upon any award rendered by any arbitrator may be entered and enforced in any court having jurisdiction. Nothing in this document shall preclude any party from seeking equitable relief from a court of competent jurisdiction. The statute of limitations, estoppel, waiver, laches, and similar doctrines which would otherwise be applicable in an action brought by a party shall be adjudicated in any arbitration proceeding, and the commencement of an arbitration proceeding shall be deemed the commencement of an action for these purposes. The Federal Arbitration Act shall apply to the construction, interpretation, and enforcement ofthis arbitration provision. All arbitration proceedings shall be conducted in Houston, Harris County, Texas.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the dates of the acknowledgments set forth below, to be effective for all purposes, however, as of the date first above written.

Address:	LENDER:
2929 Kirby Drive
Houston, Texas 77098	THE BANK OF RIVER OAKS

	By:	[ILLIGIBLE]
Name.
	Title:	President

Address:	BORROWER:
4801 Bissonnet
Bellaire, Texas 77401	FIRST STREET HOSPITAL, L.P.

	By:	First Surgical Partners, L.L.C.,
a Texas limited liability company,
Its general partner

		By:	/s/ Tony Rotondo
Tony Rotondo, Member

		By:	/s/ Jacobo Varon
Jacobo Varon, M.D., Member

RATA

4, Legal de.sorlotion of land:

TRACT 1:

0.4521 Acre (or 21,000 square feet) col of Block 3 of the Townshe of Bafeira, in the City of Eatelre, Harris County. Texas, sUcortiing to the plot of avid towesite recorded in Volume 3, Page 59, Hanis County Map Records, and being all of Lots 1, 2 and 3 of said Block and the north half of the adjacent 10 foot Alley described in Quit Claim Dead from the City of Beitaire recorded under Hanle County Cleft File No. 0228250, mkt 0.4821 epos of land being more particularly dosoribcrd as follows:

BEGINN0413 ale 5/8" on rod Set for corner al the northeast corner of said Lot 1 on the south right-of-way line of Chestnut Street at he inter-leader, with the wad right-of-way dna of Firsi Shoe!, 60.660 feel wide, and located 0,80 foot south of a found 5/8" iron rod with cap:

THENCE South in part With the east line of said Lot 1 and with said weal rigla-ofway Una, at 185,00 Feat 'PBS the southeast corner of said Lot and oorilleuing a total of 140.00 feet to a 513' lion rod 4al for comer on the centerline of said &icy;

THENCE West with the centerrine of said obey 180.00 feet to a 818" ken rod set for corner,

THENCE North, at 5.00 feel pass The southwest corner of Lot 3 and the southeast corner of La 4. arid -continue a total distance of 140.00 feet ton 6/8' iron rod net for corner at the northwest corner of Lo13 and the northeast corner of Lot 4 en the south right-of-way line of Chestnut Street, cold from which a found 5/8' iron rod Wit, cap boors North 0,18 fool and Wert 0.18 foot

THENCE East with the north fine  of Lots 3, 2 end t and with said south tight-of-way line 150.00 feet to the MACE OF BEGINNINt3.

TRACT 2:

0.1803 Acre Or 8,248 square feet) out of Block 2 of the Townsite of Beiteina. in the Oily of Bellaire, Harris County. Texas, according to the plat of said lownsite recordod In Volume 3, Rage 58, .1-Ionia County Mari Records, and being all of Lot 28 and part of Lot 26 of said Block, said 0.1583 acre of lend being more particularly descrled as fellows:

BES1NNIN5 ate 578" kon rod set for corner at the southeast comer of said Lot 25 on the north rfght-of-Wey fine ot Chestnut Street at its intersection Kith the west right-of.way lire of First Skeet, both 60 feet wide:

THENCE West with the south line of Lot 25 and said north right-cf-Way line 50.00 feet to a 518- iron rod set ler corner at the southwest corner of Lot 25 end the southeast comer of Lot

'THENCE North, in past wit, the west line of Lot 26 end the east lire of Lot 24, at 136.03 feet pass the northwest corner of Lot 25 and the northeast comer of Lot 24 on the south line of Lot 26, and continue a total distance of 150.64 feet to on "X' matt cur one conorele walk for corner on the south right-of-way Ilnit of Biesonrsa Street from which another 'X" mark found on said walk bears South 8.70 foal and West 0.17 foot

THENCE North Ur 18' 30" East along said concrete walk with said south 44A-of-way Ng 07-59 feet to an "X" mark cut on said walk for corner at the` northeast corner of Lot 28 at the intersection of said south right-of-way line with the west right-of-way line of First Street, from which another 'X' mark found on said walk bears ...outh 0.88 tent and West 0.17 fool;

roam nr- Crereltnekl.rnhelm,...
E.Falislo

THENCE South with the oast gee of Let 26 and Let 25 and with said west rtghl-of-way ffne, at 44.10 feel pass the southeast comer of Lot n and the northeast corner of Tract 2: end co ritinufng a total disianoe of 1700 feel lc the PLACE Off BEGINNING.

TRACT 3

Rights regarding an overbroad walkway or pedestrian bridge above that certain 2,330 square foot portion of Crmsinart Street between Block 2 and Block 3 of the Townstle of Bellaire, Haute County, Texas, described in that certain Consent to Encroachroent eicsontad by the City of B lidiaire to Jacobs. Varon, Trusts* and First Street Holdings, Ltd.. recorded Mat Heals County Clorles fie No. Y820021; said 2,300 square fool trent being doscrihnd below;

2380 SqUare Feet of land, being a strip of land 30,61 feel wide across the sixty fool wide right-of-way of Chestnut Street between Block 2 and Block 3 of the Townsite of Bellaire, plat of which is recorded In Volume 3, Page 50, Harris County Map R000tds, beirig in the city ofIn Harris County, Texas. said strip of tend being more particularly described as folioun:

BEGINNING at a point on the north right.ol-way Yee of Chestnut Street end the south fine of said Block Z from which the solgt1P.4.9/ corner of Block 2 at the in bp Mi. Dilari of sa kl north right-or-way tine with the west right-of-way arta of First Streel beers East 10.00 feat;

THENCE South across Chestnut Street 60,00'feet to a paint for corner on the south right-of-way line of Chestnut Street and the north line of said Bieck 3, from which the northeast corner of Block 3 at the Intenseetton of said south right-of-way lkiewith saki west right-of-way line of First Street beets East 10.00 feet

THENCE Watt with raid south right-of-way line 30.67 foot to a point for comer.

THENCE North across Chestnut Snot:4.60M feet to a point for corner on a td north tight-of.wsy line erre the south lino of Block 2;

THENCE East with cad line 35.67 feet to the PLACE OF BEGihfILING.

M741 II':.Kneew